Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200825 and 333-147201) and Form S-8 (Nos. 333-191535, 333-173211, 333-38912, 333-61925, 333-122172, 333-153444, and 333-169287) of Forest City Enterprises, Inc. of our report dated February 24, 2015 relating to the financial statements of FC 8 Spruce Mezzanine, LLC which appear in this Form 10-K of Forest City Enterprises, Inc. for the year ended December 31, 2014.

/s/ Novogradac & Company LLP
Long Beach, California
February 24, 2015